Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
      1. LPC Transport, Inc., a Delaware corporation*
      2. Lundy International, Inc., a North Carolina corporation*
      3. Oldham’s, LLC, a Delaware limited liability company**
      4. L&H Farms, LLC, a North Carolina limited liability company**
      5. L&S Farms, a North Carolina general partnership***
      6. Crystal Peak Technologies, LLC, a Delaware limited liability company **

*	a direct, wholly-owned subsidiary of the Registrant

**	a direct, 50% owned subsidiary of the Registrant

***	an indirect, 60% owned subsidiary of the Registrant